Exhibit 99

Contact:	Richard Wasielewski
Nortech Systems Incorporated
(952) 345-2244

or

Warren Djerf
Brookside Communications Group
952-920-3908 or warren@brookcomm.net

Nortech Systems Completes Amendment to Financing Agreement

MINNEAPOLIS – Jan. 10, 2011 – Nortech Systems Incorporated (NASDAQ: NSYS) announced today that it has amended its financing agreement with Wells Fargo Bank, N.A. and its Business Credit operating division.

This first amendment to the third amended and restated credit and security agreement will provide Nortech Systems with a $13.5 million line of credit through May 31, 2013, a new $475,000 equipment term loan tied to equipment purchased in the recent acquisition announced Jan. 3 and a new term loan of up to $1.0 million for capital expenditures in the 2011 fiscal year.

“This new and amended financing supports our recent acquisition, along with future growth opportunities,” said Richard Wasielewski, chief financial officer of Nortech Systems.  “We appreciate our long-term partnership with Wells Fargo Bank and their support in meeting our strategic objectives.”

About Nortech Systems Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Wayzata, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies, and higher-level complete box build assemblies for a wide range of industries. Markets served include industrial equipment, aerospace/defense and medical. The company has manufacturing capabilities and operating partners in the U.S., Asia and Latin America. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.